Exhibit 6

Exhibit B

RESTATED CERTIFICATE OF INCORPORATION

OF

SPYGLASS MERGER CORP.

Spyglass Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.             The name of the corporation is Spyglass Merger Corp.  The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 7, 2005.

2.             This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation has received payment for its stock.

3.             The Board of Directors of the Corporation, pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted resolutions proposing and declaring advisable that the Corporation restate its Certificate of Incorporation to read in its entirety as follows:

FIRST.                  The name of the corporation is Spyglass Merger Corp.

SECOND.             The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.

A.            The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred ten million and one (210,000,001), consisting of ten million (10,000,000) shares of preferred stock, par value $0.01 par share (hereinafter referred to as “Preferred Stock”), one (1) share of Series A Preferred Stock, par value $0.01 per share (hereinafter referred to as “Series A Preferred Stock”) and two hundred million (200,000,000) shares of common stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).

B.            The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred

Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)           The designation of the series, which may be by distinguishing number, letter or title.

(2)           The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)           The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(4)           Dates at which dividends, if any, shall be payable.

(5)           The redemption rights and price or prices, if any, for shares of the series.

(6)           The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(7)           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(8)           Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9)           Restrictions on the issuance of shares of the same series or of any other class or series.

(10)         The voting rights, if any, of the holders of shares of the series.

C.            Set forth below is a statement of the powers, preferences and rights of the share of Series A Preferred Stock, and the qualifications, limitations and restrictions with respect to such series:

(1)           Dividends.  The holder of the Series A Preferred Stock shall not be entitled to receive dividends.

(2)           Preference on Liquidation.

(a)           In the event of the Liquidation (as defined below) of the Corporation, the holder of the Series A Preferred Stock shall be entitled to have paid to it out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of Common Stock or other Junior Securities (as defined below), an amount in cash equal to $1.00 per share (the “Series A Preferred Stock Liquidation Preference”).

(b)           In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to the holder of the share of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

(3)           Voting.  The holder of the share of Series A Preferred Stock shall have the following voting rights:

(a)           Except as otherwise required by law or pursuant to this Section 3, the holder of the share of Series A Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation.

(b)           Until a Voting Control Event has occurred, the holder of the Series A Preferred Stock shall have the right, voting separately as a class, at each meeting of the holder of the Series A Preferred Stock held for the purpose of electing one director of the Corporation (the “Series A Director”).  No stockholders of the Corporation other than the holder of the Series A Preferred Stock shall be entitled to vote with respect to the election or the removal without cause of the Series A Director.  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holder of the outstanding share of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of the Series A Director by such class.  At any such meeting or adjournment thereof, the absence of a quorum of the holder of Series A Preferred Stock shall not prevent the election of directors other than the Series A Director and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Series A Director.  In the case of any vacancy occurring with respect to the Series A Director, such vacancy shall only be filled by the holder of the outstanding Series A Preferred Stock, voting separately as a class.

(c)           The affirmative vote of the holder of the outstanding Series A Preferred Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of any provisions of this Certificate of Incorporation or the By-Laws that would adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock or of the holder thereof in such capacity.

(d)           Upon the occurrence of a Voting Control Event, the rights of the holder of the Series A Preferred Stock pursuant to this Section 3 shall immediately terminate and the holder of the Series A Preferred Stock shall thereafter have no voting rights, except as otherwise required by applicable law.

(4)           Redemption.

(a)           Upon the occurrence of the Voting Control Event, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall promptly redeem the share of Series A Preferred Stock at a redemption price per share in cash equal to the Series A Preferred Stock Liquidation Preference (the “Redemption Price”).

(b)           If the Corporation shall redeem the share of Series A Preferred Stock pursuant to this Section 4, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to the holder of record of the share to be redeemed at such holder’s address as the same appears on the stock books of the Corporation or its transfer agent.  Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.  Each such notice shall state:  (i) the redemption date; and (ii) the place or places where the certificate for such share is to be surrendered for payment of the Redemption Price.

(c)           Upon surrender in accordance with notice given pursuant to this Section 4 (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price.

(d)           If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the share called for redemption), (i) said share shall no longer be deemed to be outstanding and (ii) all rights of the holder thereof as holder of the Series A Preferred Stock shall cease (except the right to receive from the Corporation the Redemption Price without interest thereon, upon surrender and endorsement of its certificates if so required).

(5)           Merger or Consolidation.  Unless a Voting Control Event has occurred, in the event of a merger or consolidation of the Corporation with or into any person pursuant to which the corporation shall not be the continuing person, the Series A Preferred Stock shall be converted into or exchanged for and shall become a preferred share of such successor or resulting company or, at the Corporation’s sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction.

(6)           Limitation and Rights Upon Insolvency.  Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any amount in respect to any redemption of the Series A Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

(7)           Share to be Retired.  When the share of Series A Preferred Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled.

(8)           Transfer Restrictions.  The holder of Series A Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) (a “Transfer”) of the share of Series A Preferred Stock, except (a) a Transfer to any SLP Investor or (b) a Transfer to any other person in connection with the consummation of a transaction pursuant to Section 3.5 of the Stockholders Agreement in which the holder of Series A Preferred Stock does not receive any consideration with respect to such Transfer of Series A Preferred Stock (for the avoidance of doubt, it being understood that this clause (b) shall in no manner limit the amount or type of consideration that the holder of Series A Preferred Stock may receive in connection with such transaction with respect to any other securities of the Company beneficially owned by such holder).

(9)           Legends.  The certificate representing the share of Series A Preferred Stock shall bear the following legend:

THE SHARE OF SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE, REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF, EXCEPT IN COMPLIANCE WITH THE CERTIFICATE OF INCORPORATION OF THE CORPORATION.

(10)         Other Rights.  Other than as may be prescribed by law, and except as set forth in this Certificate of Incorporation, the holder of the Series A Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

D.            Except as may otherwise be provided in this Certification of Incorporation (including the any certificate of designations relating to any series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

FIFTH.

A.            The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors of the Corporation (the “Board of Directors”).  The total number of directors constituting the entire Board shall be fixed from time to time by the Board of Directors.  Elections of directors need not be by written ballot unless the By-Laws shall so provide.

B.            Prior to a Voting Control Event, with respect to any determination, matter or action of or by the Board of Directors (other than an action by unanimous written consent in lieu of a meeting), the Series A Director shall have voting rights and powers that entitle such Series A Director to exercise one vote more than all votes entitled to be cast by all other directors at such time.  All directors other than the Series A Director shall have one vote at all meetings of the Board of Directors.

C.            Prior to a Voting Control Event, the Series A Director shall be a member of every committee of the Board of Directors and, with respect to any determination, matter or action of or by any committee of the Board of Directors (other than an action by unanimous written consent in lieu of a meeting), the Series A Director shall have voting rights and powers that entitle such Series A Director to exercise one vote more than all votes entitled to be cast by all other members of such committee of the Board of Directors at such time.  All members of any committee of the Board of Directors other than the Series A Director shall have one vote at all meetings of such committee of the Board of Directors.

D.            In addition to the requirements under applicable law and the By-Laws of the Corporation, prior to a Voting Control Event, for purposes of determining a quorum for transaction of business at any meeting of the Board of Directors or any committee of the Board of Directors, the Series A Director shall be deemed to be equal to a majority of the Board of Directors or the members of such committee, as the case may be.

E.             The Corporation may not amend this Restated Certificate of Incorporation to increase the authorized number of shares of Series A Preferred Stock or to alter the powers, preferences or rights of the Series A Preferred Stock without the prior consent of the Co-Investors holding a majority of all shares of Common Stock held by the Co-Investors.

SIXTH.                   In furtherance of and not in limitation of the power conferred by the DGCL, the Board of Directors, acting by majority vote (after giving effect to ARTICLE FIFTH), is expressly authorized to adopt, amend or repeal the By-Laws.

SEVENTH.           The Corporation is to have perpetual existence.

EIGHTH.               To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders, or affiliates who (a) are employees of the Corporation or any subsidiary of the Corporation and (b) are not affiliates of Silver Lake Partners II, L.P.  No amendment or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

NINTH.                  Meetings of stockholders may be held within or without the state of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws.

TENTH.                 Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of this ARTICLE TENTH shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ELEVENTH.

A.            The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

B.            Neither any amendment nor repeal of this ARTICLE ELEVENTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE ELEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision, shall adversely affect any right or protection of a director, officer or employee of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any person who serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation, existing at the time of such amendment, repeal or adoption of an inconsistent provision.

TWELFTH.           For purposes of this Certificate of Incorporation:

A.            “affiliate” means with respect to any specified person, means any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise.

B.            “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however that (1) none of the SLP Investors shall be deemed to beneficially own any securities of the Company held by any of the Co-Investors solely by virtue of the provisions of the Stockholders Agreement and (2) none of the Co-Investors shall be deemed to beneficially own any securities of the Company held by the SLP Investors solely by virtue of the provisions of the Stockholders Agreement.

C.            “Co-Investors” has the meaning set forth in the Stockholders Agreement.

D.            “Junior Securities” means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation.

E.             “Liquidation” shall be deemed to include any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. For the avoidance of doubt, “Liquidation” shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and (iii) unless in connection with a plan of liquidation, dissolution or winding up of the Corporation, the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

F.             “person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

G.            “Share Equivalents” means (i) the outstanding shares of Common Stock and (ii) the number of shares of Common Stock issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, shares of Common Stock without payment to the Corporation of any additional consideration.

H.            “SLP Investors” means Silver Lake Partners II, L.P. and its affiliates, collectively.

I.              “Stockholders Agreement” means the Stockholders Agreement, dated as of                        , 2006, by and among the Corporation, the SLP Investors and the other parties thereto, as the same may from time to time be amended, supplemented or otherwise modified.

J.             “Voting Control Event” means the earliest to occur of the following:  (i) the SLP Investors, in the aggregate, no longer beneficially own at least 20% of the outstanding Share Equivalents, (ii) the SLP Investors, in the aggregate, no longer beneficially own at least twenty percent (20%) more of the outstanding Share Equivalents than the Co-Investors, in the aggregate, beneficially own or (iii) the consummation of an underwritten public offering of Common Stock, registered under the Securities Act of 1933, as amended.

4.             In lieu of a meeting and vote of the stockholders, the stockholders have given written consent to such restatement of the Certificate of Incorporation of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on                       , 2006.

Hollie Moore
President